Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

Dated as of October 21, 2026

This REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of October 21, 2026 (the “Effective Date”), by and among OFF THE HOOK YACHT SALES NC, LLC, a North Carolina limited liability company (the “Borrower”), NEXTBOAT, INC., a Nevada corporation (the “Guarantor” or the “Company”), and RLLT CAPITAL, LLC, a North Carolina limited liability company (the “Lender”).

RECITALS

A. The Borrower is an operating subsidiary of the Company engaged in the sale of new and pre-owned yachts and related products and services.

B. The Borrower has requested that the Lender make available a revolving line of credit in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000) for working capital, inventory purchases (including trade-in vessels) and related business purposes, and the Lender is willing to do so on the terms and subject to the conditions of this Agreement.

C. As an inducement to the Lender, (i) the Guarantor has agreed to guarantee the Obligations as set forth in Article 5, (ii) Ruegg Capital Group, Inc., a North Carolina corporation controlled by Jason Ruegg (“RCG”), and Jason Ruegg (together with RCG, each a “Pledgor” and together the “Pledgors”) have agreed, severally and solely as third-party pledgors, to pledge shares of common stock of the Company as collateral pursuant to the Pledge Agreement, and (iii) the Company has agreed to issue the Warrant to the Lender.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Advance” means each loan made by the Lender to the Borrower under Article 2, including the Initial Advance and each Subsequent Advance.

“Availability Period” means the period from the Closing Date to, but excluding, the earlier of (a) the Maturity Date and (b) the date the Commitment is terminated in accordance with this Agreement.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in Wilmington, North Carolina are authorized or required by law to close.

“Closing Date” means the date on which the conditions in Section 6.1 are satisfied and the Initial Advance is funded, which the parties expect to be October 22, 2026.

“Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) the Market Value of all Pledged Shares to (b) the outstanding principal amount of the Advances.

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“Commitment” means the Lender’s obligation to make Advances in an aggregate principal amount outstanding at any time not to exceed Five Million Dollars ($5,000,000), as such amount may be reduced or terminated under this Agreement.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Default” means any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.2.

“Event of Default” has the meaning set forth in Section 9.1.

“Floorplan Documents” means the Amended and Restated Credit and Security Agreement dated as of October 31, 2024, between the Borrower and certain affiliates and Red Oak Inventory Finance, LLC (the “Floorplan Lender”), together with all guaranties, letters of credit, program letters and other documents executed in connection therewith, in each case as amended, restated, supplemented, refinanced or replaced from time to time.

“Initial Advance” means the Advance in the principal amount of Two Million Dollars ($2,000,000) made on the Closing Date.

“Loan Documents” means this Agreement, the Note, the Pledge Agreement, the Escrow and Control Agreement, the Warrant, each Notice of Borrowing and each other document executed and delivered in connection with any of the foregoing.

“Market Value” means, as of any date of determination, the product of (a) the number of Pledged Shares and (b) the volume-weighted average price of the Common Stock on the NYSE American (or the principal exchange on which the Common Stock is then listed) for the ten (10) consecutive Trading Days ending on the Trading Day immediately preceding such date, as reported by Bloomberg L.P. or another nationally recognized source reasonably agreed by the Borrower and the Lender.

“Maturity Date” means the first anniversary of the Closing Date, or such later date as the Lender and the Borrower may agree in writing.

“Note” means the Revolving Promissory Note of the Borrower payable to the Lender in substantially the form of Exhibit A.

“Notice of Borrowing” means a notice substantially in the form of Exhibit B.

“Obligations” means all principal, interest, fees, expenses and other amounts owing by the Borrower to the Lender under the Loan Documents (other than the Warrant).

“Pledge Agreement” means the Stock Pledge Agreement dated as of the Effective Date among the Pledgors, the Lender and the Company.

“Escrow and Control Agreement” means the Escrow and Control Agreement dated as of the Effective Date among the Lender, the Pledgors and the Transfer Agent, as escrow agent.

“Pledged Shares” has the meaning set forth in the Pledge Agreement.

“Subsequent Advance” means each Advance made after the Initial Advance.

“Trading Day” means a day on which the Common Stock is traded on its principal exchange.

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“Transfer Agent” means ClearTrust, LLC, or any successor transfer agent for the Common Stock.

“Warrant” means the Common Stock Purchase Warrant issued by the Company to the Lender on the Closing Date for 100,000 shares of Common Stock in substantially the form of Exhibit C.

1.2 Interpretation. Headings are for convenience only. “Including” means “including without limitation.” References to Articles, Sections and Exhibits are to those of this Agreement unless otherwise stated.

ARTICLE 2

THE REVOLVING FACILITY

2.1 Commitment. Subject to the terms and conditions of this Agreement, the Lender agrees to make Advances to the Borrower from time to time during the Availability Period in an aggregate principal amount outstanding at any time not to exceed the Commitment. The Lender’s obligation to make each Advance is subject only to the satisfaction of the applicable conditions in Article 6 and is not subject to the Lender’s discretion.

2.2 Initial Advance. On the Closing Date, upon satisfaction of the conditions in Section 6.1, the Lender shall make the Initial Advance by wire transfer of immediately available funds to the account designated by the Borrower in writing.

2.3 Subsequent Advances. The Borrower may request a Subsequent Advance by delivering a Notice of Borrowing to the Lender not later than three (3) Business Days before the requested funding date. Each Subsequent Advance shall be in the principal amount of One Million Dollars ($1,000,000) or an integral multiple thereof, and no Subsequent Advance shall cause the aggregate outstanding principal amount of Advances to exceed the Commitment. Upon satisfaction of the conditions in Section 6.2, the Lender shall fund the requested Subsequent Advance on the requested funding date.

2.4 Reborrowing. During the Availability Period, the Borrower may borrow, repay (in whole or in part) and reborrow Advances in accordance with this Article 2.

2.5 Lender Funding Failure. If the Lender fails to fund any Subsequent Advance requested in compliance with this Agreement within two (2) Business Days after the requested funding date (a “Funding Failure”), then, in addition to any other rights of the Borrower, (a) the Borrower may, by written notice to the Lender, terminate the undrawn portion of the Commitment, (b) the Lender shall, upon the Pledgors’ request, release from the pledge all Pledged Shares in excess of the number required to maintain a Collateral Coverage Ratio of 3.00 to 1.00 on the Advances then outstanding, and (c) no Default or Event of Default shall arise from any failure by the Borrower to perform any obligation to the extent caused by the Funding Failure.

2.6 Note; Records. The Advances shall be evidenced by the Note. The Lender shall maintain records of the date and amount of each Advance and each payment, which records shall be presumptive evidence of the amounts outstanding absent manifest error; however, any failure to record shall not affect the Obligations.

2.7 Voluntary Termination or Reduction. The Borrower may, upon five (5) Business Days’ written notice to the Lender, terminate the Commitment or reduce it in increments of One Million Dollars ($1,000,000), without premium or penalty, provided that the Commitment may not be reduced below the outstanding principal amount of the Advances.

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ARTICLE 3

INTEREST, FEES AND PAYMENTS

3.1 Interest. Each Advance shall bear interest on its outstanding principal amount from the date funded until repaid at a fixed rate of twelve and ninety-nine hundredths percent (12.99%) per annum. Interest shall be calculated on the basis of a 365-day year (or 366-day year, as applicable) and the actual number of days elapsed. Accrued interest shall be payable monthly in arrears on the first Business Day of each calendar month, commencing on the first Business Day of the first full calendar month after the Closing Date, and on the Maturity Date. No interest shall accrue on any undrawn portion of the Commitment, and no unused commitment fee shall be payable.

3.2 Default Rate. Upon the occurrence and during the continuance of an Event of Default, upon written notice from the Lender, the outstanding principal amount of the Advances shall bear interest at a rate equal to two percent (2.00%) per annum above the rate otherwise applicable (the “Default Rate”).

3.3 Origination Fee. The Borrower shall pay to the Lender an origination fee equal to two percent (2.00%) of the amount, if any, by which each Advance causes the aggregate outstanding principal amount of the Advances to exceed the highest aggregate outstanding principal amount of the Advances at any time before that Advance (the “High-Water Amount”), which fee shall be fully earned and payable on the date such Advance is funded and may be deducted from the proceeds of such Advance. No origination fee shall be payable on any Advance, or portion of an Advance, that does not increase the High-Water Amount, including any reborrowing of principal previously advanced and repaid. The aggregate origination fees payable under this Agreement shall not exceed One Hundred Thousand Dollars ($100,000). For the avoidance of doubt, the origination fee payable on the Closing Date in respect of the Initial Advance is Forty Thousand Dollars ($40,000).

3.4 Repayment at Maturity. The Borrower shall repay the outstanding principal amount of all Advances, together with all accrued and unpaid interest and other Obligations, on the Maturity Date.

3.5 Voluntary Prepayment. The Borrower may prepay the Advances, in whole or in part, at any time without premium or penalty, together with accrued interest on the amount prepaid.

3.6 Payments. All payments shall be made in immediately available funds, without setoff or counterclaim, to the account designated by the Lender in writing. Payments shall be applied first to fees and expenses then due, second to accrued interest, and third to principal. If any payment falls due on a day that is not a Business Day, it shall be due on the next Business Day, and interest shall accrue for the additional days.

3.7 Maximum Lawful Rate. It is the intent of the parties that the Borrower shall not be required to pay interest or other charges in excess of the maximum amount permitted by applicable law. If any amount paid or agreed to be paid would exceed that maximum, the amount shall be reduced to the maximum permitted, and any excess received by the Lender shall be applied to principal or, if principal has been paid in full, refunded to the Borrower.

3.8 Expenses. Each party shall bear its own fees and expenses incurred in the negotiation and documentation of the Loan Documents. After an Event of Default, the Borrower shall pay the Lender’s reasonable and documented costs of collection and enforcement, including reasonable attorneys’ fees actually incurred.

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ARTICLE 4

COLLATERAL

4.1 Pledge. The Obligations shall be secured by a first-priority security interest in the Pledged Shares granted by the Pledgors pursuant to the Pledge Agreement. On or before the Closing Date, the Pledgors shall pledge an aggregate of 7,874,000 shares of Common Stock, consisting of 7,221,000 shares pledged by RCG and 653,000 shares pledged by Jason Ruegg, having an aggregate Market Value of approximately $15,000,000 based on a ten (10) Trading Day volume-weighted average price of $1.905236 per share.

4.2 No Collateral Maintenance. The Pledged Shares shall consist of a fixed number of shares of Common Stock determined as of the Closing Date under Section 4.1. Neither the Borrower, the Company nor any Pledgor shall have any obligation to pledge additional shares or other collateral, or to prepay any Advance, by reason of any decline in the Market Value of the Pledged Shares, and no such decline shall constitute a Default or Event of Default or a condition to any Advance.

4.3 Release of Excess Collateral. If at any time the Collateral Coverage Ratio exceeds 3.50 to 1.00 measured against the Commitment (or, after the Availability Period ends, the outstanding principal amount of the Advances), then, upon the Pledgors’ written request and provided no Event of Default has occurred and is continuing, the Lender shall within three (3) Business Days instruct the Transfer Agent to release from the pledge the number of Pledged Shares in excess of the number required to maintain a Collateral Coverage Ratio of 3.00 to 1.00 on that measure. Upon payment in full of the Obligations and termination of the Commitment, all Pledged Shares shall be released in accordance with the Pledge Agreement.

4.4 No Lien on Borrower or Company Assets. The Lender acknowledges that the Floorplan Lender holds a first-priority lien on substantially all personal property of the Borrower. The Obligations are not secured by, and the Lender shall not take or file any security interest, financing statement, lien or other encumbrance against, any property of the Borrower or the Company. The Lender’s recourse against the Borrower and the Company is that of an unsecured creditor, and the Lender agrees to execute such acknowledgment of the foregoing as the Floorplan Lender may reasonably request.

4.5 Limited Recourse to Pledgor. The Pledgors are not parties to this Agreement except to the extent expressly set forth in the Pledge Agreement. No Pledgor and no other individual shall have any liability for the Obligations, whether as guarantor or otherwise, and the Lender’s recourse against each Pledgor is limited solely to the Pledged Shares pledged by that Pledgor and their proceeds.

4.6 Prior RLLT Facility. The Lender confirms that (a) the Master Loan Agreement dated as of June 22, 2026 among the Borrower, the Company and the Lender (the “Prior MLA”) and the Personal Guaranty and Stock Pledge Agreement dated as of June 22, 2026 executed by Jason Ruegg and RCG in favor of the Lender (the “Prior Guaranty and Pledge”) have been terminated, (b) all obligations under the Prior MLA, including Deal Schedule No. 005-766, have been paid in full, and (c) all shares pledged under the Prior Guaranty and Pledge have been released and the Lender holds no lien on any shares of Common Stock other than the Pledged Shares. Nothing in this Agreement revives the Prior MLA or the Prior Guaranty and Pledge, and no provision of either shall apply to, guarantee or secure the Obligations.

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ARTICLE 5

GUARANTY

5.1 Guaranty. The Guarantor unconditionally and irrevocably guarantees to the Lender the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all Obligations. This is a guaranty of payment and not of collection.

5.2 Waivers. The Guarantor waives presentment, demand, protest, notice of acceptance, notice of default and any requirement that the Lender first proceed against the Borrower or the Pledged Shares. The Guarantor’s obligations shall not be affected by any extension, renewal, amendment or waiver of any Loan Document agreed to by the Borrower, or by any release or impairment of the Pledged Shares.

5.3 Subrogation. Until the Obligations are paid in full, the Guarantor shall not exercise any right of subrogation, reimbursement or contribution against the Borrower in respect of payments under this Article 5.

5.4 Reinstatement. This guaranty shall be reinstated if any payment of the Obligations is rescinded or must be returned upon the insolvency or bankruptcy of the Borrower.

ARTICLE 6

CONDITIONS PRECEDENT

6.1 Conditions to Closing. The obligation of the Lender to make the Initial Advance is subject to the satisfaction of the following conditions:

(a) the Lender shall have received counterparts of this Agreement, the Note, the Pledge Agreement and the Warrant, each duly executed by the applicable parties;

(b) the Escrow and Control Agreement shall have been executed by the Lender, the Pledgors and the Transfer Agent, and the Lender shall have received the Transfer Agent’s written confirmation of the pledge notation and stop-transfer instruction contemplated by Section 3(a) thereof;

(c) the Lender shall have received (i) a written consent of the Manager of the Borrower authorizing the Loan Documents to which the Borrower is a party, (ii) resolutions of the Board of Directors of the Company authorizing the guaranty in Article 5 and the issuance of the Warrant and the shares issuable upon its exercise, (iii) evidence of approval by the Audit Committee of the Board of Directors of the Company of the transactions contemplated by the Pledge Agreement, and (iv) resolutions of the board of directors of RCG authorizing the Pledge Agreement;

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(d) the Lender shall have received a certificate of an officer of the Borrower and the Company certifying as to incumbency, organizational documents and the authorizations described in clause (c);

(e) the representations and warranties in Article 7 shall be true and correct in all material respects, and no Default shall have occurred and be continuing; and

(f) the Borrower shall have paid the origination fee on the Initial Advance and the expenses described in Section 3.8.

6.2 Conditions to Subsequent Advances. The obligation of the Lender to make each Subsequent Advance is subject only to the following conditions: (a) receipt of a Notice of Borrowing in compliance with Section 2.3; (b) the representations and warranties in Article 7 (other than those made only as of the Closing Date) shall be true and correct in all material respects on the funding date; and (c) no Event of Default shall have occurred and be continuing or would result from the Advance.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Borrower and Company. Each of the Borrower and the Company represents and warrants to the Lender, as of the Closing Date and as of the date of each Advance, that:

(a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to execute, deliver and perform the Loan Documents to which it is a party;

(b) the execution, delivery and performance of the Loan Documents to which it is a party have been duly authorized by all necessary limited liability company or corporate action, and those Loan Documents constitute its legal, valid and binding obligations, enforceable in accordance with their terms, subject to bankruptcy, insolvency and similar laws and general principles of equity;

(c) the execution, delivery and performance of the Loan Documents to which it is a party do not violate its organizational documents or any law applicable to it, and, other than with respect to the Floorplan Documents, do not conflict with or result in a default under any material agreement to which it is a party;

(d) the Company’s reports filed with the Securities and Exchange Commission since January 1, 2026, taken as a whole, did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(e) the Warrant Shares (as defined in the Warrant), when issued upon exercise and payment in accordance with the Warrant, will be duly authorized, validly issued, fully paid and nonassessable.

7.2 Lender. The Lender represents and warrants to the Borrower and the Company that: (a) it is a limited liability company duly organized and in good standing under the laws of the State of North Carolina and has full power and authority to execute, deliver and perform the Loan Documents to which it is a party; (b) the Lender has, and throughout the Availability Period will have, sufficient immediately available funds to fund the full Commitment; (c) the Lender is making the Advances for its own account in the ordinary course of its investment activities and not as agent or broker for any other person; (d) the Lender is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), is acquiring the Warrant for investment and not with a view to distribution, and understands that the Warrant and the Warrant Shares have not been registered under the Securities Act and are “restricted securities”; and (e) the funds advanced hereunder are not derived from any unlawful activity.

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ARTICLE 8

COVENANTS

8.1 Affirmative Covenants. Until the Obligations are paid in full and the Commitment has terminated, the Borrower and the Company shall:

(a) use the proceeds of the Advances solely for working capital, inventory purchases (including the acquisition of trade-in vessels) and related general business purposes;

(b) maintain their legal existence and comply in all material respects with applicable law;

(c) notify the Lender in writing within five (5) Business Days after any officer of the Borrower obtains knowledge of any Default; and

(d) upon reasonable request, provide the Lender with the Company’s most recent annual and quarterly reports, provided that any report publicly filed on the SEC’s EDGAR system shall be deemed delivered upon filing.

8.2 Floorplan Facility. Nothing in this Agreement restricts the Borrower or its affiliates from incurring, maintaining, renewing, increasing or refinancing indebtedness under the Floorplan Documents or any other inventory financing, or from granting liens in connection therewith.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES

9.1 Events of Default. Each of the following constitutes an “Event of Default”:

(a) the Borrower fails to pay any interest, fee or other amount (other than principal at maturity) within five (5) Business Days after written notice from the Lender that the amount is past due;

(b) the Borrower fails to pay the principal of the Advances on the Maturity Date and the failure continues for three (3) Business Days;

(c) the Borrower or the Company fails to perform any other covenant in this Agreement and the failure continues for thirty (30) days after written notice from the Lender;

(d) any representation or warranty made by the Borrower or the Company in any Loan Document proves to have been incorrect in any material respect when made, and, if capable of cure, remains uncured thirty (30) days after written notice from the Lender;

(e) the Borrower or the Company (i) commences a voluntary case under any bankruptcy or insolvency law, (ii) becomes the subject of an involuntary case that is not dismissed within sixty (60) days, or (iii) makes a general assignment for the benefit of creditors;

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(f) the Floorplan Lender accelerates indebtedness of the Borrower under the Floorplan Documents in an aggregate principal amount exceeding One Million Dollars ($1,000,000), and the acceleration is not rescinded within thirty (30) days; or

(g) the Company repudiates its guaranty under Article 5 in writing.

For the avoidance of doubt, no default under any lease or other agreement between the Lender (or any affiliate of the Lender) and the Borrower or any of its affiliates, including the lease of 1701 J.E.L. Wade Drive, Wilmington, North Carolina, shall constitute a Default or Event of Default, and the Lender shall not set off any amount owing under the Loan Documents against any amount owing under any such lease.

9.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may, by written notice to the Borrower and the Company, (a) terminate the Commitment, (b) declare all Obligations immediately due and payable, (c) enforce its rights under the Pledge Agreement in accordance with its terms, and (d) enforce the guaranty in Article 5; provided that upon an Event of Default under Section 9.1(e), the Commitment shall automatically terminate and all Obligations shall automatically become due and payable without notice.

ARTICLE 10

WARRANT

10.1 Issuance. As additional consideration for the Commitment, on the Closing Date (or, if later, within two (2) Business Days after the NYSE American approves the Company’s additional listing application for the Warrant Shares) the Company shall issue the Warrant to the Lender entitling the Lender to purchase 100,000 shares of Common Stock at an exercise price of $2.50 per share, on the terms set forth in the Warrant. The Warrant shall be fully earned and non-forfeitable upon issuance, regardless of the amount of any Subsequent Advances or any prepayment or termination of the Commitment.

10.2 Listing. The Company shall file any required additional listing application with the NYSE American with respect to the Warrant Shares and shall reserve a sufficient number of authorized but unissued shares of Common Stock for issuance upon exercise of the Warrant.

ARTICLE 11

CONFIDENTIALITY

11.1 Confidentiality; Securities Laws. The Lender shall keep confidential all non-public information furnished by the Borrower or the Company in connection with the Loan Documents, except as required by law or to the Lender’s legal, tax and financial advisors bound by duties of confidentiality. The Lender acknowledges that it may receive material non-public information concerning the Company and that United States securities laws prohibit any person in possession of such information from purchasing or selling securities of the Company, or communicating such information to others, in violation of such laws.

11.2 Public Disclosure. The Lender acknowledges that the Company is a public reporting company and may be required to disclose the Loan Documents and their terms, including by filing them with the Securities and Exchange Commission. The Lender consents to such disclosure.

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ARTICLE 12

MISCELLANEOUS

12.1 Notices. All notices shall be in writing and delivered by hand, nationally recognized overnight courier or email (with confirmation of transmission) to the addresses set forth on the signature pages, or to such other address as a party designates by notice. Notices to the Borrower or the Company shall be sent with a copy (which shall not constitute notice) to the Chief Legal Officer of the Company at PaulGriffin@nextboat.com.

12.2 Assignment. Neither the Borrower nor the Company may assign its rights or obligations without the Lender’s prior written consent. The Lender may assign all (but not less than all) of its rights and obligations under the Loan Documents to an entity controlled by the Lender upon written notice to the Borrower, provided that the assignee assumes the Commitment in writing. Any other assignment or participation by the Lender requires the prior written consent of the Borrower.

12.3 Governing Law; Venue; Jury Waiver. This Agreement shall be governed by the laws of the State of North Carolina, without regard to conflict of laws principles. Each party submits to the exclusive jurisdiction of the state and federal courts located in New Hanover County, North Carolina. EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS.

12.4 Amendments; Waivers. No amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the Borrower, the Company and the Lender.

12.5 Entire Agreement; Severability. The Loan Documents constitute the entire agreement of the parties with respect to their subject matter and supersede all prior term sheets, outlines and understandings. If any provision is held invalid, the remaining provisions shall remain in full force.

12.6 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts and by electronic signature (including DocuSign), each of which shall be deemed an original and all of which together constitute one instrument.

12.7 No Third-Party Beneficiaries. Except for the Pledgors with respect to Sections 2.5, 4.2, 4.3, 4.5 and 4.6, nothing in this Agreement confers any rights on any person other than the parties.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Revolving Credit Agreement as of the Effective Date.

BORROWER:
OFF THE HOOK YACHT SALES NC, LLC

By:
Name:	Jason Ruegg
Title:	Manager
Address:	1701 J.E.L. Wade Drive, Wilmington, NC 28401

GUARANTOR:
NEXTBOAT, INC.

By:
Name:	Chad Corbin
Title:	Chief Financial Officer
Address:	1701 J.E.L. Wade Drive, Wilmington, NC 28401

LENDER:
RLLT CAPITAL, LLC,
a North Carolina limited liability company

By:
Name:	[redacted]
Title:	Manager
Address:	[redacted]
Email:	[redacted]

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EXHIBIT A

FORM OF REVOLVING PROMISSORY NOTE

$5,000,000.00

Wilmington, North Carolina

October 21, 2026

FOR VALUE RECEIVED, OFF THE HOOK YACHT SALES NC, LLC, a North Carolina limited liability company (the “Borrower”), promises to pay to the order of RLLT CAPITAL, LLC, a North Carolina limited liability company (the “Lender”) the principal sum of FIVE MILLION DOLLARS ($5,000,000), or, if less, the aggregate unpaid principal amount of all Advances made by the Lender to the Borrower under the Revolving Credit Agreement dated as of October 21, 2026, among the Borrower, NextBoat, Inc. and the Lender (the “Credit Agreement”), on the Maturity Date, together with interest on the unpaid principal amount at the rates and at the times provided in the Credit Agreement.

This Note is the Note referred to in the Credit Agreement, is entitled to its benefits and is subject to its terms, including terms governing prepayment, acceleration and the limited recourse provisions of Section 4.5. Capitalized terms not defined in this Note have the meanings given in the Credit Agreement. This Note is governed by the laws of the State of North Carolina. The Borrower waives presentment, demand, protest and notice of dishonor.

OFF THE HOOK YACHT SALES NC, LLC

By:
Name:	Jason Ruegg
Title:	Manager

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EXHIBIT B

FORM OF NOTICE OF BORROWING

Date: ____________, 20__

To: RLLT Capital, LLC

Reference is made to the Revolving Credit Agreement dated as of October 21, 2026 (the “Credit Agreement”), among Off The Hook Yacht Sales NC, LLC (the “Borrower”), NextBoat, Inc. and the Lender. Capitalized terms have the meanings given in the Credit Agreement.

The Borrower requests a Subsequent Advance as follows: (1) principal amount: $____________ (must be $1,000,000 or an integral multiple); (2) requested funding date: ____________ (not less than three (3) Business Days after the date of this notice); (3) wire instructions: as previously provided in writing or as attached.

The Borrower certifies that on the date of this notice and on the funding date: (a) the representations and warranties in Article 7 of the Credit Agreement are true and correct in all material respects (other than those made only as of the Closing Date); (b) no Event of Default has occurred and is continuing or will result from the Advance; and (c) after giving effect to the Advance, the aggregate outstanding principal will not exceed the Commitment.

OFF THE HOOK YACHT SALES NC, LLC

By:
Name:	Jason Ruegg
Title:	Manager

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EXHIBIT C

FORM OF WARRANT

(See separate Common Stock Purchase Warrant)

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